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                                                                    EXHIBIT J




          CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 39 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 11, 2000, relating to the financial statements and financial highlights appearing in the December 31, 1999 Annual Report to Shareholders of the various Funds comprising RS Investment Trust which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information and to references to us under the heading "Financial Highlights" in the Prospectus.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
April 24, 2000